Filed pursuant to Rule 424(b)(5)
File No. 333-116390

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 30, 2004)

2,300,000 SHARES

BRIGHAM EXPLORATION COMPANY

Common Stock

     We are offering and selling 2,300,000 shares of our common stock with this prospectus supplement and accompanying prospectus. Our common stock is listed on the Nasdaq National Market under the symbol “BEXP.” On July 22, 2004, the last reported sales price of our common stock on the Nasdaq National Market was $9.01 per share.

	Per Share	Total
Public offering price	$8.90	$20,470,000
Underwriting discount	$0.31	$713,000
Proceeds, before expenses, to us	$8.59	$19,757,000

We have granted an over-allotment option to the underwriter. Under this option, the underwriter may elect to purchase a maximum of 345,000 additional shares within 30 days following the date of this prospectus supplement to cover over-allotments.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT OR DETERMINED IF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Delivery of the shares is expected in New York, New York on or about July 28, 2004.

RAYMOND JAMES

The date of this prospectus supplement is July 23, 2004.

     We provide you with information about this offering in two separate documents: the accompanying prospectus, which provides general information, some of which may not apply to this offering, and this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this “prospectus,” we are referring to both documents together.

     If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

     We urge you to rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws.

     These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop oil and gas resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration and development activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.

These statements may be found under “Risk Factors” and “Use of Proceeds,” and in other sections of this prospectus. Forward-looking statements are typically identified by use of terms such as “believe,” “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements under “Risk Factors” and other sections of this prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

SUMMARY

This summary information highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you.

OUR COMPANY

     We are an independent exploration, development and production company that utilizes 3-D seismic imaging and other advanced technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. We focus our activities in provinces where we believe 3-D seismic technology can be used effectively to maximize our return on invested capital by reducing drilling risk. Our exploration and development activities are concentrated in three provinces: the onshore Texas Gulf Coast, the Anadarko Basin and West Texas.

     Our executive offices are located at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730 and our telephone number is (512) 427-3300. Information contained on our website, www.bexp3d.com, is not part of this prospectus.

THE OFFERING

Common stock offered	2,300,000 shares(a)

Common stock to be outstanding after this offering	41,983,615 shares(a)(b)

Use of proceeds	We intend to use the proceeds from this offering to fund future exploration and development activities, including taking advantage of opportunities to retain larger working interests in wells and in 3-D seismic programs, and for general corporate purposes. Pending such use, we intend to use the net proceeds to repay outstanding indebtedness under our senior credit facility. We intend to re-borrow under our senior credit facility to fund costs as they are incurred. See “Use of Proceeds.”

Nasdaq National Market Symbol	BEXP

(a)	Does not include 345,000 shares that may be sold upon exercise of the over-allotment option granted by us.

(b)	Based on shares outstanding as of July 19, 2004. Does not include 2,386,200 shares of our common stock reserved for issuance upon the exercise of options previously granted

Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. In particular, you should carefully consider the factors discussed as risk factors set forth in the section of the accompanying prospectus entitled “Risk Factors” beginning on page 3 and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference.

USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $19,597,000 from the sale of 2,300,000 shares of our common stock in this offering. If the underwriter fully exercises its over-allotment option, we will receive net proceeds of approximately $22,560,550 from the sale of 2,645,000 shares of our common stock in this offering. “Net proceeds” is the amount we expect to receive after paying the underwriting discount and other expenses of the offering.

     We intend to use the proceeds from this offering to fund future exploration and development activities, including taking advantage of opportunities to retain larger working interests in wells and in 3-D seismic programs, and for general corporate purposes. Pending such use, we intend to use the net proceeds to repay outstanding indebtedness under our senior credit facility. As of July 19, 2004, $36.7 million was outstanding under our senior credit facility, which had an average interest rate of approximately 3.35% and matures in March 2006. We use funds borrowed under our senior credit facility for exploration and development activities. We intend to re-borrow under our senior credit facility to fund costs as they are incurred.

UNDERWRITING

     Raymond James & Associates, Inc., as underwriter, has agreed, subject to the terms and conditions of an underwriting agreement entered into with us, to purchase from us, and we have agreed to sell, all of the shares of common stock being sold in this offering (other than those covered by the over-allotment option described below). The underwriting agreement provides that the obligation of the underwriter to purchase the shares is subject to certain conditions, including the delivery of legal opinions. Subject to the terms and conditions of the underwriting agreement, the underwriter is obligated to purchase all the shares if it purchases any of the shares.

     We have been advised by the underwriter that it proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the offering, the underwriter may change the offering price. Our common stock is quoted on the Nasdaq National Market under the symbol “BEXP.”

     We have granted the underwriter an over-allotment option, exercisable for up to 30 days after the date of this prospectus supplement, which permits the underwriter to purchase, in whole or in part, up to 345,000 additional shares at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. The underwriter may exercise the option solely for the purposes of covering over-allotments, if any, in connection with this offering.

     The following table shows the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase 345,000 additional shares of common stock from us. The underwriting fee is the difference between the public offering price and the amount the underwriter pays us for the common stock.

	NO EXERCISE	FULL EXERCISE
Per share	$0.31	$0.31
Total	$713,000	$819,950

     Our directors and executive officers have agreed that, for a period of 45 days from the date of this prospectus supplement, they will not, directly or indirectly, without the prior written consent of the underwriter, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of our common stock or any securities convertible into, or exchangeable or exercisable for, shares of our common stock, except for transactions pursuant to any employee stock option plan, stock ownership plan or Rule 10b5-1 plan or upon the conversion of securities. The underwriter, at its discretion, may release the shares of common stock subject to the lock-up agreements in whole or in part at anytime with or without notice.

     The securities included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus supplement and accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus are not an offer to sell or a solicitation of an offer to buy any securities included in this offering in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may make short sales. Short sales involve sales by the underwriter of a greater number of shares than it acquires. A short position may be created if the underwriter is concerned that there may be downward pressure on the trading price of shares in the open market that could affect investors who purchase shares in the offering. The underwriter may reduce or close out their short position by purchasing shares in the open market. In determining whether to create a short position, the underwriter will consider, among other things, the price at which shares are available for purchase in the open market. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the stock following this offering. As a result, the price of the stock may be higher than the price that might otherwise exist in the open market. The underwriter may also bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make for those liabilities.

     We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $160,000.

     The underwriter and its affiliates, from time to time, have provided, and may continue to provide, investment banking, financial advisory and other services to us for which we have paid, and intend to pay, customary fees.

LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Thompson & Knight L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

SUBJECT TO COMPLETION, DATED JUNE 10, 2004

$200,000,000

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

BRIGHAM EXPLORATION COMPANY

     We may offer, from time to time, in one or more series:

•	unsecured senior debt securities;

•	unsecured subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock that may be represented by depositary shares; and

•	warrants to purchase debt securities, common stock, preferred stock or other securities.

     The securities:

•	will have a maximum aggregate offering price of $200,000,000;

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by certain of our subsidiaries; and

•	may be listed on a national securities association, if specified in an accompanying prospectus supplement.

     Our common stock is listed on the Nasdaq National Market under the symbol “BEXP.”

     We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

     YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 3 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus is dated                  , 2004

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

     The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 19334 until our offering is completed.

•	Current Report on Form 8-K filed February 23, 2004;

•	Current Report on Form 8-K filed March 5, 2004;

•	Annual Report on Form 10-K for the year ended December 31, 2003 filed March 30, 2004, and including the information incorporated therein by reference to Schedule 14A filed April 29, 2004;

•	Current Report on Form 8-K filed May 11, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed May 14, 2004; and

•	The description of our common stock contained in our registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 on April 25, 1997.

You may request a copy of these filings, at no cost, by contacting us at:

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
Attention: Investor Relations
(512) 427-3300

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws.

     These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop oil and gas resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration and development activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.

These statements may be found under “Risk Factors” and “Use of Proceeds.” Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements under “Risk Factors” and other sections of this prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

ABOUT US

     We are an independent exploration, development and production company that utilizes 3-D seismic imaging and other advanced technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. We focus our activities in provinces where we believe 3-D seismic technology can be used effectively to maximize our return on invested capital by reducing drilling risk. Our exploration and development activities are concentrated in three provinces: the onshore Texas Gulf Coast, the Anadarko Basin and West Texas.

     Our executive offices are located at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730 and our telephone number is (512) 427-3300. Information contained on our website, www.bexp3d.com, is not part of this prospectus.

RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment includes a high degree of risk.

OUR LEVEL OF INDEBTEDNESS MAY ADVERSELY AFFECT OUR CASH AVAILABLE FOR OPERATIONS, THUS LIMITING OUR GROWTH, OUR ABILITY TO MAKE INTEREST AND PRINCIPAL PAYMENTS ON OUR INDEBTEDNESS AS THEY BECOME DUE AND OUR FLEXIBILITY TO RESPOND TO MARKET CHANGES.

     Our level of indebtedness will have several important effects on our operations, including those listed below.

•	We will dedicate a portion of our cash flow from operations to the payment of interest on our indebtedness and to the payment of our other current obligations, and will not have these cash flows available for other purposes.

•	The covenants in our credit facilities limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions.

•	Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

•	We may be more vulnerable to economic downturns and our ability to withstand sustained declines in oil and natural gas prices may be impaired.

•	Since our indebtedness is subject to variable interest rates, we are vulnerable to increases in interest rates.

•	Our flexibility in planning for or reacting to changes in market conditions may be limited.

     We may incur additional debt in order to fund our exploration and development activities. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, oil and gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings and equity financing may not be available to pay or refinance such debt.

     In addition, under the terms of our senior credit facility, our borrowing base is subject to semi-annual redeterminations based in part on prevailing oil and natural gas prices. In the event the amount outstanding exceeds the redetermined borrowing base, we could be forced to repay a portion of our borrowings. We may not have sufficient funds to make such payments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS FOR WHICH WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING.

     We make and will continue to make substantial capital expenditures in our exploration and development projects. Without additional capital resources, our drilling and other activities may be limited and our business, financial condition and results of operations may suffer. We may not be able to secure additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements.

OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS BY LIMITING OUR LIQUIDITY AND FLEXIBILITY TO CARRY OUT OUR DRILLING PROGRAM.

     Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Market prices of oil and natural gas depend on many factors beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions;

•	the price and level of foreign imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes; and

•	the overall economic environment.

     We cannot predict future oil and natural gas price movements and prices often vary significantly. Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

•	limit our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil and natural gas that we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow; and

•	reduce the carrying value of our oil and natural gas properties.

OUR HEDGING TRANSACTIONS COULD REDUCE REVENUES IN A RISING COMMODITY PRICE ENVIRONMENT OR EXPOSE US TO OTHER RISKS.

     In an attempt to reduce our sensitivity to energy price volatility, we may use hedging arrangements that generally result in a fixed price or a range of minimum and maximum price limits over a specified time period. Hedging contracts limit the benefits we would otherwise realize if actual prices rise above the contract price.

     Our hedging arrangements expose us to the risk of financial loss in certain circumstances. For example, if we do not produce our oil and natural gas reserves at rates equivalent to our hedged position, we would be required to satisfy our obligations under hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. This situation occurred during portions of 2000, due in part to our sale of certain producing reserves in mid-1999 and reduced our cash flow in 2000 by approximately $1.0 million. Additionally, because the terms of our hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation and marketing costs to delivery points, substantial differences between the hedged prices and our actual results could harm our anticipated profit margins and our ability to manage the risk associated with fluctuations in oil and natural gas prices. We also could be financially harmed if the counter parties to our hedging contracts prove unable or unwilling to perform their obligations under such contracts. Additionally, in the past, some of our hedging contracts required us to deliver cash collateral or other assurances of performance to the counter parties in the event that our payment obligations exceeded certain levels. Future collateral requirements are uncertain but will depend on arrangements with our counter parties and highly volatile natural gas and oil prices.

EXPLORATORY DRILLING IS A SPECULATIVE ACTIVITY THAT MAY NOT RESULT IN COMMERCIALLY PRODUCTIVE RESERVES AND MAY REQUIRE EXPENDITURES IN EXCESS OF BUDGETED AMOUNTS.

     Our future rate of growth depends highly upon the success of our exploratory drilling program. Exploratory drilling involves a higher risk that we will not encounter commercially productive natural gas or oil reservoirs than developmental drilling. We cannot predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

     We may not be successful in our future drilling activities because even with the use of 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity. We could incur losses because our use of 3-D seismic data and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies. Even when fully utilized and properly interpreted, our 3-D seismic data and other advanced technologies only assist us in identifying subsurface structures and do not indicate whether hydrocarbons are in fact present in those structures. In addition, such seismic interpretations are not substantiated without drilling which may even invalidate previously accepted interpretations, require more processing and/or interpretation expense or condemn an area. Because we interpret the areas desirable for drilling from 3-D seismic data gathered over large areas, we may not acquire option and lease rights until after the seismic data is available and, in some cases, until the drilling locations are also identified. We may never lease, drill or produce oil or natural gas from these or any other potential drilling locations. We may not be successful in our drilling activities, our overall drilling success rate for activity within a particular province may not be maintained, and our completed wells may not ultimately produce our estimated economically recoverable reserves. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources.

WE ARE SUBJECT TO VARIOUS OPERATING AND OTHER CASUALTY RISKS THAT COULD RESULT IN LIABILITY EXPOSURE OR THE LOSS OF PRODUCTION AND REVENUES.

     Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as:

•	fires;

•	natural disasters;

•	formations with abnormal pressures;

•	blowouts, cratering and explosions; and

•	pipeline ruptures and spills.

Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

WE MAY NOT HAVE ENOUGH INSURANCE TO COVER ALL OF THE RISKS WE FACE, WHICH COULD RESULT IN SIGNIFICANT FINANCIAL EXPOSURE.

     We maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We may elect not to carry insurance if our management believes that the cost of insurance is excessive relative to the risks presented. If an event occurs that is not covered, or not fully covered, by insurance, it could harm our financial condition and results of operations. In addition, we cannot fully insure against pollution and environmental risks.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE AND ARE UNABLE TO ENSURE THEIR PROPER OPERATION AND PROFITABILITY.

     We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over operations for these properties. The failure of an operator of our wells to adequately perform operations, or an operator’s breach of the applicable agreements, could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

THE MARKETABILITY OF OUR NATURAL GAS PRODUCTION DEPENDS ON FACILITIES THAT WE TYPICALLY DO NOT OWN OR CONTROL WHICH COULD RESULT IN A CURTAILMENT OF PRODUCTION AND REVENUES.

     The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short term transportation agreements. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems or pipelines.

LOWER OIL AND NATURAL GAS PRICES MAY CAUSE US TO RECORD CEILING LIMITATION WRITE-DOWNS WHICH WOULD REDUCE OUR STOCKHOLDERS’ EQUITY.

     We use the full cost method of accounting for costs related to our oil and gas properties. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” that is based upon the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of the cost or fair market value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity. The risk that we will be required to write down the carrying value of our oil and gas properties increases when oil and gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

WE HAVE HAD OPERATING LOSSES IN THE PAST AND MAY NOT BE PROFITABLE IN THE FUTURE.

     We may not be profitable in the future. We have recognized the following annual net losses since 1997: $1.1 million (including a net $1.2 million non-cash deferred income tax charge incurred in connection with our conversion from a partnership to a corporation) in 1997, $33.3 million (including a $25.9 million non-cash write-down in the carrying value of our oil and natural gas properties) in 1998, $21.6 million (including a $12.2 million non-cash loss on the sale of oil and natural gas properties) in 1999, and $15.7 million in 2000.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND SIGNIFICANT DECLINES IN THEM WOULD LIMIT OUR ABILITY TO INVEST IN PROJECTS.

     Our future operating results may fluctuate significantly depending upon a number of factors, including:

•	industry conditions;

•	prices of oil and natural gas;

•	rates of drilling success;

•	capital availability;

•	rates of production from completed wells; and

•	the timing and amount of capital expenditures.

     This variability could cause our business, financial condition and results of operations to suffer. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit our ability to invest and participate in economically attractive projects.

THE FAILURE TO REPLACE RESERVES IN THE FUTURE WOULD ADVERSELY AFFECT OUR PRODUCTION AND CASH FLOWS.

     In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves and production will decline as reserves are produced.

     The business of exploring for or developing reserves is capital intensive. Reductions in our cash flow from operations and limitations on or unavailability of external sources of capital may impair our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves. In addition, our future exploration and development activities may not result in additional proved reserves, and we may not be able to drill productive wells at acceptable costs.

WE ARE SUBJECT TO UNCERTAINTIES IN RESERVE ESTIMATES AND FUTURE NET CASH FLOWS.

     There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and natural gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of our independent petroleum engineers. Accuracy of reserve estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Our independent petroleum engineers may make material changes to reserve estimates based on the results of actual drilling, testing, and production. As a result, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover. Also, we make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Because most of our reserve estimates are without the benefit of a lengthy production history and are calculated using volumetric analysis, those estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure based on seismic analysis.

     The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas and oil reserves. In accordance with the requirements of the Securities and Exchange Commission, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the day of estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	actual prices we receive for oil and natural gas;

•	the amount and timing of actual production;

•	supply and demand for oil and natural gas;

•	limits or increases in consumption by gas purchasers; and

•	changes in governmental regulations or taxation.

     The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the Securities and Exchange Commission reporting requirements may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

WE FACE SIGNIFICANT COMPETITION, AND MANY OF OUR COMPETITORS HAVE RESOURCES IN EXCESS OF OUR AVAILABLE RESOURCES.

     We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production; and

•	seeking to acquire the equipment and expertise necessary to operate and develop those properties.

Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

WE ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS WHICH MAY CAUSE US TO INCUR SUBSTANTIAL COSTS.

     Our business is subject to laws and regulations promulgated by federal, state and local authorities, including the Federal Energy Regulatory Commission, the Environmental Protection Agency, the Texas Railroad Commission, the Texas Commission on Environmental Quality and the Oklahoma Corporation Commission, relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.

     Our operations are subject to complex federal, state and local environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990 and the Clean Water Act. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

OUR BUSINESS MAY SUFFER IF WE LOSE KEY PERSONNEL.

     If we lose the services of our key management personnel or technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of geologists, geophysicists and engineers who have considerable experience in applying 3-D seismic imaging technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to provide 3-D seismic imaging and to assist us in reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management, particularly Ben M. Brigham, our Chief Executive Officer, President and Chairman of the Board. We have an employment agreement with Mr. Brigham, but do not have an employment agreement with any of our other employees.

OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     Sales of substantial amounts of common stock, or a perception that such sales could occur, could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities. As of May 15, 2004, one of our stockholders, together with its affiliates, owned 13,634,882 shares of our common stock. While none of these shares have been registered under the Securities Act, this stockholder has certain registration rights that, when exercised, could facilitate a sale of all or a portion of its shares of our common stock.

CERTAIN OF OUR AFFILIATES CONTROL A MAJORITY OF OUR OUTSTANDING COMMON STOCK, WHICH MAY AFFECT YOUR VOTE AS A STOCKHOLDER.

     Our directors, executive officers and 10% or greater stockholders, and certain of their affiliates beneficially own a majority of our outstanding common stock. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control.

CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOUR RIGHTS AS A STOCKHOLDER.

     Our certificate of incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. In addition, our outstanding Series A preferred stock, our senior credit facility and our senior subordinated notes contain terms restricting our ability to enter into change of control transactions, including requirements to redeem or repay the Series A preferred stock, our senior credit facility and our senior subordinated notes upon a change in control. These provisions, alone or in combination with the other matters described in the preceding paragraph may discourage transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

THE MARKET PRICE OF OUR STOCK IS VOLATILE.

     The trading price of our common stock and the price at which we may sell securities in the future is subject to large fluctuations in response to any of the following:

•	limited trading volume in our stock;

•	changes in government regulations, quarterly variations in operating results;

•	our involvement in litigation;

•	general market conditions;

•	the prices of oil and natural gas;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds; and

•	other events.

USE OF PROCEEDS

     Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

•	repaying debt;

•	providing working capital;

•	funding capital expenditures;

•	paying for possible acquisitions or the expansion of our businesses; or

•	repurchasing our capital stock.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

						Three Months
						Ended
	1999	2000	2001	2002	2003	March 31, 2004
Ratio of Earnings to Fixed Charges	-0.9X	2.1X	2.2X	1.2X	4.0X	9.5X
Ratio of Earnings to Fixed Charges and Preferred Dividends	-0.9X	2.0X	1.7X	0.9X	2.3X	7.9X

						Three Months
						Ended
	1999 (1)	2000	2001	2002(2)	2003	March 31, 2004
Deficiency Ratio of Earnings to Fixed Charges	$24,633	$—	$—	$—	$—	$—
Deficiency Ratio of Earnings to Fixed Charges and Preferred Dividends	$24,633	$—	$—	$1,454	$—	$—

(1) Earnings were insufficient to cover fixed charges by $24.6 million and fixed charges and dividends by $24.6 million.

(2) Earnings were insufficient to cover fixed charges and dividends by $1.5 million.

DESCRIPTION OF DEBT SECURITIES

     The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

     Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

General

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

     We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary. Our ability to pay principal of and premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, interest or other charges by our subsidiaries.

     If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “– Subsidiary Guarantees.”

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	The title and type of the debt securities;

•	Any limit upon the total principal amount of the debt securities;

•	The dates on which the principal and premium (if any) of the debt securities will be payable;

•	The interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	Places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	Any optional redemption periods;

•	Any subordination and the terms thereof;

•	Any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•	If other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	Any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	Whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	Any additional means of satisfaction or discharge of the debt securities;

•	Whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	Any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	Whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	Whether the debt securities will be subject to certain optional interest rate reset provisions;

•	Whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	Any other terms of the debt securities.

     Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

     The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

     One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

     Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

     The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

     Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

     If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “– Subordination.”

Subordination

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture.

Consolidation, Merger or Sale

     The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

     Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

     Under the indentures, we will:

• pay the principal of, and interest and any premium on, the debt securities when due;

• maintain a place of payment;

• deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

• deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Equal and Ratable Securitization

     Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series are also equally and ratably secured. The subordinated securities have no such restrictive covenant.

Payment and Transfer

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

     Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Meetings

     Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Senior Credit Facility

     Our senior credit facility provides for a maximum $80 million in commitments and matures in March 2006. Borrowings under our senior credit facility are secured by substantially all of our oil and natural gas properties. The collateral value and borrowing base are redetermined semi-annually and are based in part on prevailing oil and natural gas prices. The senior credit facility agreement contains various covenants and restrictive provisions, which limit our ability to incur additional indebtedness, sell properties, purchase or redeem our capital stock, make investments or loans, create liens and make certain acquisitions.

Senior Subordinated Notes

     We have issued senior subordinated notes that mature in March 2009. The senior subordinated notes are secured obligations ranking junior to our senior credit facility and have covenants similar to the senior credit facility as well as a covenant relating to our risked net present value to debt ratio.

DESCRIPTION OF CAPITAL STOCK

     The description of our capital stock below is only a summary and is not intended to be complete. For a complete description, please read our certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission.

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Pursuant to Certificates of Designations which have been filed with the Secretary of State of Delaware, 2,250,000 shares of our preferred stock have been designated Series A preferred stock.

Common Stock

     Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to the stockholders. Our certificate of incorporation does not allow the stockholders to take action by written consent with less than unanimous consent. The holders of our common stock are entitled to participate fully in dividends, if any are declared by the Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. Our common stock is not assessable.

Preferred Stock

     Our Board of Directors may establish, in addition to the Series A Preferred Stock, without stockholder approval, one or more classes or series of our preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. The issuance of additional shares of our preferred stock could adversely affect the voting power of the holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of us.

Series A Preferred Stock

     The Series A preferred stock has a stated value of $20.00 per share and bears dividends at a rate of 6% per annum if paid in cash or 8% per annum if paid-in-kind through the issuance of additional preferred stock in lieu of cash. At our option, up to 100% of the dividend payments on the Series A preferred stock (through November 2005) can be satisfied through the issuance of paid-in-kind dividends.

     The Series A preferred stock has a ten-year maturity and is redeemable at our option at 100% or 101% of the stated value per share (depending on certain conditions) at any time prior to maturity in November 2010. At maturity, the Series A preferred stock must be redeemed at 100% of the stated value per share and is not convertible.

     In the event of a change of control, we must offer to purchase the outstanding Series A preferred stock at 101% of the stated value plus all accrued and unpaid dividends. In the event of any liquidation, dissolution or winding up, the holders of the preferred stock shall receive a distribution of $20.00 per share plus any accrued and unpaid dividends before any holders of common stock or junior preferred stock receive any dividends.

     In the event we fail to comply with certain requirements such as failing to pay accrued dividends on time or failing to pay the applicable price for optional (whether or not deemed) or mandatory redemption, the dividend rate will be increased 1% per annum until the event of noncompliance is remedied.

     The holders of our Series A preferred stock have the right to nominate for election one member to our Board of Directors so long as such holders own at least 10% of the outstanding shares of Series A preferred stock or at least 5% of the outstanding shares of our common stock. The vote of the holders of 75% of the shares of Series A preferred stock is required for us to issue additional shares of Series A preferred stock (except for permitted issuances), the authorization, creation or issuance of any parity security (except for permitted issuances) or the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which would adversely affect any right, preference, privilege or voting power of shares of Series A preferred stock.

Other Preferred Stock

     The following description discusses the general terms of the preferred stock that we may issue. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our certificate of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after the offering of that series of preferred stock.

     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

     Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

     The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

Depositary Shares

     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

     Description of Depositary Shares

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

     Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares

     If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

     Voting the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

     Amendment and Termination of the Depositary Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

     Resignation and Removal of Depositary

     The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

     Miscellaneous

     The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Warrants

     We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

     The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number of amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

     Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

     Our articles of incorporation, as amended, and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

     Removal of Directors; Advance Notice Provisions for Stockholder Nominations

     Any director may be removed from office only by the affirmative vote of a majority of the then outstanding shares entitled to vote on the matter. Any stockholder wishing to submit a nomination to the board of directors must follow the procedures outlined in our bylaws.

     Unanimous Consent of Stockholders Required for Action by Written Consent

     Under our articles of incorporation, as amended, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

     Issuance of Preferred Stock

     As described above, our articles of incorporation authorize the board of directors to issue preferred stock from time to time, in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of any class of preferred stock, including the outstanding shares of Series A Preferred Stock, while providing flexibility for many corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

     Business Combinations under Delaware law

     We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time the person becomes an interested stockholder. These restrictions do not apply if:

•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

•	upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of a least two-thirds of our outstanding voting stock not owned by the interested stockholder.

In addition, the law does not apply to interested stockholders who became interested stockholders before our common stock was listed on the Nasdaq National Market.

     Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

PLAN OF DISTRIBUTION

     We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or (d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales through Underwriters or Dealers

     If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales through Agents

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the “Act”) with respect to any sale of those securities.

     We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

     Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Thompson & Knight L.L.P., Dallas, Texas. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

     The consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003, included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

     Cawley, Gillespie & Associates, Inc., independent petroleum consultants, estimated our reserves as of December 31, 2003, 2002 and 2001 and the present value of the estimated future net revenues from those estimated reserves included in this document. These estimates are included in reliance upon their reports given upon their authority as experts on the matters covered by the summary reserve report.

$200,000,000

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS

PROSPECTUS

2,300,000 SHARES

Common Stock

PROSPECTUS

RAYMOND JAMES

July 23, 2004